UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2014

Steel Excel Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, Suite N222, White Plains, New York		10604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 461-1300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07  Submission of Matters to a Vote of Security Holders.

On May 27, 2014, Steel Excel Inc. (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”). A total of 11,967,442 shares of the Company’s common stock were entitled to vote as of April 14, 2014, the record date for the Annual Meeting. There were 11,284,413 shares present in person or by proxy at the Annual Meeting, representing approximately 94.29% of the shares entitled to vote. At the Annual Meeting stockholders were asked to vote on four proposals; set forth below are the matters acted upon by the stockholders at the Annual Meeting, and the final voting results of each such proposal.

Proposal 1

The stockholders elected each of the six director nominees to the Board of Directors of the, until the Company’s annual meeting in 2015 and until their successors are duly elected and qualified.

Nominee	For	Against	Withheld	Broker Non-Votes
Warren G. Lichtenstein	9,338,426	0	1,373,650	572,337
Jack L. Howard	9,039,032	0	1,673,044	572,337
John J. Quicke	9,367,567	0	1,344,509	572,337
John Mutch	10,666,400	0	45,676	572,337
Gary W. Ullman	10,671,915	0	40,161	572,337
Robert J. Valentine	10,667,092	0	44,984	572,337

Proposal 2

The stockholders approved, on an advisory basis, the compensation of the Company’s named executive officers.

For	9,218,340
Against	46,010
Abstain	1,447,726
Broker Non-Votes	572,337

Proposal 3

The stockholders ratified the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

For	11,262,107
Against	18,642
Abstain	3,664
Broker Non-Votes	0

Proposal 4

The stockholders approved an amendment to the Company’s Certificate of Incorporation to effect a 1-for-500 reverse stock split of the Company’s common stock followed by a 500-for-1 forward stock split of the Company’s common stock.

For	9,798,896
Against	1,442,666
Abstain	42,851
Broker Non-Votes	0

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 30, 2014	Steel Excel Inc.

	By:	/s/ James F. McCabe, Jr.
James F. McCabe, Jr.
Chief Financial Officer